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                    May 28, 2020

       Steven Paladino
       Executive Vice President and Chief Financial Officer
       Henry Schein, Inc.
       135 Duryea Road
       Melville , NY 11747

                                                        Re: Henry Schein, Inc.
                                                            Form 10-K for the
Year Ended December 28, 2019
                                                            Filed February 20,
2020
                                                            File No. 000-27078

       Dear Mr. Paladino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services